SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2015

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On September 9, 2015, Flowers Foods, Inc. (the “Company”) issued a press release announcing it has signed a stock purchase agreement (the “Stock Purchase Agreement”) with Alpine Valley Bread Company (“AVB”), shareholders of AVB and Flowers Bakeries, LLC, a wholly-owned subsidiary of the Company (“Flowers Bakeries”). Pursuant to the Stock Purchase Agreement, Flowers Bakeries will acquire all of the issued and outstanding shares of AVB’s capital stock for a purchase price of approximately $120 million in cash and Company common stock (the “Acquisition”). The consummation of the Acquisition is subject to various customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The Stock Purchase Agreement is not subject to any financing condition, and the Company plans to fund approximately 90% of the purchase price of the Acquisition using its existing revolving credit facility and available cash and approximately 10% of the purchase price of the Acquisition with Company common stock. Completion of the Acquisition is anticipated to occur in the fourth quarter of 2015, although there can be no assurance the Acquisition will occur within the expected timeframe or at all.

A copy of the press release announcing the Acquisition is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release of Flowers Foods, Inc. dated September 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
	Name:	R. Steve Kinsey
	Title:	Executive Vice President and Chief Financial Officer

Date: September 9, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Flowers Foods, Inc. dated September 9, 2015